Sun River Energy, Inc.
Subsidiaries

Name	State of Organization or Incorporation	D/B/A
New River Exploration, Inc.	Colorado	N/A
Sun River Energy I, LLC	Texas	N/A
Sun River ETX GENPAR I LLC	Texas	N/A
Sun River ETX I, LP	Texas	N/A
Sun River NM GENPAR I, LLC	Texas	N/A
Sun River NM I, LP	Texas	N/A
Sun River Operating, Inc.	Texas	N/A
Sun River WTX GENPAR I, LLC	Texas	N/A
Sun River WTX I, LP	Texas	N/A